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                                                                    EXHIBIT 99.1
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
THURSDAY, JULY 21, 2005

CONTACT: NEAL SUTTON
         SMITH INTERNATIONAL, INC.
         SR. VICE PRESIDENT AND
           GENERAL COUNSEL
         (281) 443-3370


                 SMITH INTERNATIONAL, INC. APPOINTS NEW DIRECTOR

         HOUSTON, Texas (July 21, 2005)... Smith International, Inc. (NYSE: SII) announced today the appointment of Robert Kelley to its Board of Directors. Mr. Kelley will serve until the Annual Meeting of Shareholders in 2006. He will join the Audit Committee.

         Mr. Kelley is the President of Kellco Investments, a private investment company. Mr. Kelley established Kellco Investments in 2001 upon retiring from Noble Affiliates, Inc. From 1986 to 2001, Mr. Kelley served in several senior management roles including Chairman, President and Chief Executive Officer of Noble Affiliates, Inc. Prior to that, Mr. Kelley was President and Chief Executive Officer of Samedan Oil Corporation, a subsidiary of Noble Energy, Inc.

         Mr. Kelley serves on the Boards of Cabot Oil and Gas Corporation, Lone Star Technologies Inc. and OGE Energy Corp., and is a member of the Audit Committee of each of these Companies.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson.